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                                                                   EXIHIBIT 99-2



                       [LONE WOLF ENERGY INC. LETTERHEAD]

                                  NEWS RELEASE

CONTACT: Marc Newman

                      FOR IMMEDIATE RELEASE: NOV. 21, 2001
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                              NEW NAME APPROVED FOR
                              LONE WOLF ENERGY INC.

OKLA. CITY, OK - NOV. 21, 2001 - Zenex Telecom, the new name for Lone Wolf Energy Inc. (Symbol: LWEI) was approved by shareholders at their Nov. 15, 2001 meeting in Okla. City. Re-elected as board directors were Marc Newman, Brian Gustas and Douglas Newman who were later appointed Zenex Telecom Chief Executive Officer, President and Chief Financial Officer respectively.

According to Gustas, "The name change will help investors more easily associate our name and core business. We will also be requesting a new ticker symbol for our stock." With the release of third-quarter financials that showed a $4,940 loss, Zenex Telecom management told shareholders that every effort was being made to offset a partial loss of Zenex Communications' largest customer. CEO Marc Newman explained that if the problem had occurred a year ago, it would have put them under. However, by recognizing Zenex Communications vulnerability and taking steps dealing with the loss early in the year, Zenex Telecom was able to absorb the customer loss and still show $142,000 in profits for the year. Zenex Telecom's goal is to be cash-flow positive by the first quarter of 2002. This can be achieved if new sales targets are hit in the fourth quarter of 2001 and the first quarter of 2002. To help us towards this sales goal, Zenex Communications added an outside sales force in the fourth quarter of 2001."

With Zenex Telecom now able to sell long-distance service, one of the best ways for shareholders to show their support for the company is to switch their long distance service to Zenex Communications by calling 1-800-890-2990.

FORWARD-LOOKING STATEMENTS: Statements about Lone Wolf's future expectations, including future revenues, earnings and transactions, as well as all other statements in the press release other than historical facts are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Lone Wolf intends that such forward-looking statements be subject to the safe harbors created thereby. Since these statements involve risks and uncertainties and are subject to change at any time, Lone Wolf's actual results and other corporate developments could differ materially from that which has been anticipated in such statements.